                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )1

                                     BNS Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    055961304
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 27, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /        Rule 13d-1(b)

            / x/        Rule 13d-1(c)

            /  /        Rule 13d-1(d)

--------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

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CUSIP No. 055961304                   13G                      Page 2 of 9 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Couchman Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     British Virgin Islands
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    158,500 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                158,500 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     158,500 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.3%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 055961304                   13G                      Page 3 of 9 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Couchman Capital LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    158,500 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                158,500 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     158,500 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.3%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 055961304                   13G                      Page 4 of 9 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Jonathan Couchman
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    158,500 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                158,500 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     158,500 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.3%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 055961304                   13G                      Page 5 of 9 Pages
----------------------                                    ----------------------

Item 1(a).  Name of Issuer:

            BNS Co.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            25 Enterprise Center, Suite 103
            Middletown, Rhode Island 02842

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Couchman  Partners,  L.P. ("CP"),
            Couchman Capital LLC ("CC"), and Jonathan Couchman (together with CP and CC, the "Reporting  Persons").  Because Jonathan Couchman is the
            sole  member  of the  Management  Board of CC,  which in turn is the general partner of CP, the Reporting Persons may be deemed, pursuant to Rule 13d-3 of the  Securities  Exchange  Act of 1934,  as amended
            (the "Act"),  to be the  beneficial  owners of all shares of Class A
            Common  Stock of the Issuer  held by CP. The  Reporting  Persons are filing this joint  statement,  as they may be  considered  a "group"
            under Section 13(d)(3) of the Act. However, neither the fact of this filing  nor  anything  contained  herein  shall be  deemed  to be an admission by the Reporting Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The  principal  business  address of CP is c/o Hedge  Fund  Services
            (BVI) Limited,  Skelton  Building,  2nd Floor,  Road Town,  Tortola,
            British Virgin Islands. The principal business address of CC and Mr.
            Couchman is 800 Third Avenue, 31st Floor, New York, New York 10022.

Item 2(c).  Citizenship:

            CP is a British Virgin Islands limited partnership. CC is a Delaware limited  liability  company.  Jonathan  Couchman is a citizen of the
            United States of America.

Item 2(d).  Title of Class of Securities:

            Class A Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:

            055961304

Item 3.     If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

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CUSIP No. 055961304                   13G                      Page 6 of 9 Pages
----------------------                                    ----------------------

                    /X/   Not Applicable

            (a)     / /   Broker or dealer  registered  under  Section 15 of the
                          Exchange Act.

            (b)     / /   Bank as  defined in  Section  3(a)(6) of the  Exchange
                          Act.

            (c)     / /   Insurance  company as defined in Section  3(a)(19)  of
                          the Exchange Act.

            (d)     / /   Investment  company  registered under Section 8 of the
                          Investment Company Act.

            (e)     / /   An  investment   adviser  in   accordance   with  Rule
                          13d-1(b)(1)(ii)(E).

            (f)     / /   An  employee   benefit  plan  or  endowment   fund  in
                          accordance with Rule 13d-1(b)(1)(ii)(F).

            (g)     / /   A  parent   holding   company  or  control  person  in
                          accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)     / /   A savings  association  as defined in Section  3(b) of
                          the Federal Deposit Insurance Act.

            (i)     / /   A church plan that is excluded from the  definition of
                          an investment  company  under Section  3(c)(14) of the
                          Investment Company Act.

            (j)    / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.            Ownership.

            (a)    Amount beneficially owned:

                   158,500 shares*

            (b)    Percent of class:

                   5.3%  (based  on  2,991,669  shares  of Class A Common  Stock outstanding  as of June 30, 2003 as reported in the  Issuer's
                   Form 10-Q filed with the Securities  and Exchange  Commission on August 14, 2003).

            (c)    Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote

                   158,500 shares*

            (ii)   Shared power to vote or to direct the vote

----------------------                                    ----------------------
CUSIP No. 055961304                   13G                      Page 7 of 9 Pages
----------------------                                    ----------------------

                   0 shares

            (iii)  Sole power to dispose or to direct the disposition of

                   158,500 shares*

            (iv)   Shared power to dispose or to direct the disposition of

                   0 shares

            --------------------
            * Represents  shares held directly by CP. CC, as the general partner of CP, and Jonathan  Couchman,  as the sole member of the Management
            Board of CC,  may each be deemed  to  beneficially  own the  158,500 shares of Class A Common Stock of the Issuer held by CP.

Item 5.            Ownership of Five Percent or Less of a Class.

                   If this  statement  is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.            Ownership  of More than  Five  Percent  on Behalf of  Another
                   Person.

                   Not Applicable

Item 7.            Identification  and  Classification  of the Subsidiary  Which
                   Acquired the Security Being Reported on by the Parent Holding
                   Company or Control Person.

                   Not Applicable

Item 8.            Identification and Classification of Members of the Group.

                   See Exhibit A.

Item 9.            Notice of Dissolution of Group.

                   Not Applicable

Item 10.           Certifications.

                   By signing  below I certify that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  Issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

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CUSIP No. 055961304                   13G                      Page 8 of 9 Pages
----------------------                                    ----------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 11, 2003                COUCHMAN PARTNERS, L.P.

                                          By: Couchman Capital LLC,
                                              its general partner

                                          By: /s/ Jonathan Couchman
                                              -------------------------
                                              Jonathan Couchman
                                              Member of Management Board

                                          COUCHMAN CAPITAL LLC

                                          By: /s/ Jonathan Couchman
                                              -------------------------
                                              Jonathan Couchman
                                              Member of Management Board

                                          /s/ Jonathan Couchman
                                          --------------------------------------
                                          JONATHAN COUCHMAN

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CUSIP No. 055961304                   13G                      Page 9 of 9 Pages
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                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13G, dated  September 11, 2003, with respect to the shares of Class A Common Stock of
BNS Co.  and any  further  amendments  thereto  executed  by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance  with the  provisions  of Rule  13d-1(k)(1)  under the  Securities
Exchange Act of 1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated:  September 11, 2003                COUCHMAN PARTNERS, L.P.

                                          By: Couchman Capital LLC,
                                              its general partner

                                          By: /s/ Jonathan Couchman
                                              -------------------------
                                              Jonathan Couchman
                                              Member of Management Board

                                          COUCHMAN CAPITAL LLC

                                          By: /s/ Jonathan Couchman
                                              -------------------------
                                              Jonathan Couchman
                                              Member of Management Board

                                          /s/ Jonathan Couchman
                                          --------------------------------------
                                          JONATHAN COUCHMAN